Exhibit 99

         USANA Acquires Manufacturer of Personal Care Products


    SALT LAKE CITY--(BUSINESS WIRE)--July 10, 2003--USANA Health Sciences Inc. (NASDAQ: USNA) today announced that it has purchased for cash all of the shares of a skin and personal care product manufacturer with annual sales of just over $4 million. The terms of the transaction were not disclosed.
    USANA president, Dave Wentz, commented, "This acquisition provides USANA with first-class manufacturing capability and world-class formulation expertise, allowing us to bring the production of our Sense(TM) product line completely in-house. We expect that the existing revenues, combined with the efficiencies gained through vertical integration, should contribute 1 to 2 cents in quarterly earnings per share."
    USANA develops and manufactures high-quality nutritionals, personal care and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, and risks associated with international expansion. Those statements include the statements that
(1) "We expect that the existing revenues, combined with the efficiencies gained through vertical integration, should contribute
1 to 2 cents in quarterly earnings per share." The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K.


    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com